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
ROSS MILLER                           Filed in the office of        Document Number
SECRETARY OF STATE                       /s/Ross Miller                20100101619-41
204 North Carson Street, Suite 1          Ross Miller             Filing Date and Time
Carson City, Nevada 89701-4520          Secretary of State         02/18/2010 11:15 AM
(775) 684-5708                            State of Nevada             Entity Number
Website:  www.nvsos.gov                                                C2365-2004
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     Certificate of Amendment
(Pursuant to NRS 78.385 and 78.390)

             Certificate of Amendment to Articles of Incorporation
                       For Nevada Profit Corporations
         (Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1.  Name of corporation:  Kodiak International, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

FIRST:  The name of the corporation is Amerilithium Corp.

FOURTH:  That the total number of One Hundred and Fifty Million
(150,000,000) shares of common stock with a par value of one tenth of one cent ($0.001) per share and no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 53%.

4.  Effective date of filing: (optional)

5.  Signature: (required)

/s/Henry Bush
--------------------------------
Signature of Officer